UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No. )

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[   ]  Definitive Proxy Statement
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[   ]  Soliciting Material Pursuant to Section 240.14a-12

Gyrodyne Company of America, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On November 21, 2007, representatives of Gyrodyne Company of America, Inc. held a teleconference with Institutional Shareholder Services in connection with which Gyrodyne delivered the following presentation materials.

Gyrodyne Company of America, Inc.

Investor Presentation

November 21, 2007

Key Events

- 1946 - 1975
  - Gyrodyne engaged in design, testing, development and production of coaxial helicopters primarily for the US Navy until demand significantly declined
- 1975
  - Began conversion of vacant manufacturing facilities into rental property
- 2005
  - State University of New York (SUNY) exercised eminent domain claim over 245 acres of Flowerfield
  - Company received a $26 million advance payment as compensation
  - Launched a strategic plan to generate liquidity events and unlock the full value of Gyrodyne's assets for shareholders
- 2006
  - Sued State of New York for $158 million in damages for SUNY's eminent domain claim to the Flowerfield property
- 2007
  - Company is converted to a REIT operating as a hybrid REIT

Gyrodyne's Strategic Plan Delivers Value for all Shareholders

- Execution of Gyrodyne's strategic plan has:
  - Transformed the company from a "C Corp" to a REIT
  - Greatly reduced tax liability
  - Guaranteed future distributions of 90% of annual earnings to shareholders
  - Delivered a special distribution to shareholders of $4.00 in April 2007
  - Driven investment decisions to maximize value
    - $9 million advance of the $26 million payment from SUNY for the Flowerfield property are reinvested, on a tax deferred basis

- Gyrodyne will continue to focus on delivering value through:
  - Pursuit of additional compensation for the Flowerfield property claimed by SUNY
  - Unlocking value of the undeveloped 68 acre Flowerfield property
  - Structure transactions to allow more shareholder liquidity events in the future
  - Broaden scope of activities in searching out appropriate real estate investments

Gyrodyne Shareholder Return on Investment

Comparison of Five Year Cumulative Total Return
Year Ended December 31, 2006
Index Value
400.00
350.00
300.00
250.00
200.00
150.00
100.00
50.00
Gyrodyne
S&P 500
DJ Real Estate Index

	Period Ending						
Index	4/30/01	4/30/02	4/30/03	4/30/04	4/30/05	4/30/06	12/31/06
Gyrodyne	100.00	104.45	103.84	166.51	251.12	292.10	382.07
S&P 500	100.00	86.19	73.39	88.62	92.59	104.89	113.51
DJ Real Estate Index	100.00	110.75	103.17	120.62	153.90	183.97	217.12

Gyrodyne's Board

- Gyrodyne has eight board members, seven of which are independent

- **Richard B. Smith**, age 53, was appointed to the Board of Directors in November 2002. Presently, he serves as a Vice President of Commercial Banking Division, First National Bank of Long Island, February 2006 to present; Senior Vice President for Private Banking, Suffolk County National Bank, May 2000 to February 2005; District Manager for Private Banking, Key Bank, January 1989 to May 2000; Mayor of the Incorporated Village of Nissequogue, New York, 2001 to present; Trustee of Smithtown Historical Society, 1987 to present; Trustee of St. Catherine's Medical Center, 2003 to present.

- **Ronald J. Macklin,** age 45, was appointed to the Board of Directors in June 2003. Mr. Macklin currently serves as Assistant General Counsel, National Grid USA, October 2003 to present; he held various positions within the Office of General Counsel of Keyspan Corporation, 1991 to October 2003. Previously, he was associated with the law firms of Roseman & Colin and Cullen & Dykman. He received a B.A. degree from Stony Brook University and his Juris Doctorate from Union University's Albany Law School.

- **Robert Beyer**, age 74, has been a Director of the company since November 1977. He is also a Director of the Company's subsidiaries. He retired from the United States Naval Reserve in 1993 with the rank of Captain. He retired from his position as Senior Inertial Systems Engineer with the Naval Air Systems Command in 1998. He has an electrical engineering degree from New York University and a graduate degree in International Business from Sophia University in Tokyo, Japan. Mr. Beyer was employed by Gyrodyne from 1962-1973. He was stationed in Japan as a Technical Representative for the Company's remotely piloted helicopters from 1963 to 1973.

Gyrodyne's Board

- **Elliot H. Levine**, age 54, was appointed to the Board of Directors in October 2004. Mr. Levine is a founding member of the accounting firm Levine & Seltzer, LLP Certified Public Accountants, a graduate (1975) of Queens College, City University of New York. He became a member of the American Institute of Certified Public Accountants in February, 1978. Mr. Levine's work experience includes five years at Arthur Young, ten and a half years as partner and Director of Taxes of Leslie Sufrin & Co. P.C., a one year tenure as senior tax manager at Margolin, Winer & Evans CPAs and 12 years as senior member of Levine & Seltzer.

- **Stephen V. Maroney**, age 65, was initially engaged by the Company as an outside consultant in June 1996 and elected to the Board of Directors in July of that same year. Mr. Maroney is the former President of Extebank, a Long Island based commercial bank with a presence in Nassau and Suffolk Counties and New York City. Prior to that appointment, he served as Extebank's Chief Financial Officer. Mr. Maroney was appointed to the position of President, CEO and Treasurer by the Gyrodyne Board of Directors on March 14, 1999. His career on Long Island spans a period of over 40 years and includes involvement in numerous civic, charitable and professional organizations.

- **Paul L. Lamb**, age 62, has been a Director since 1997 and became Chairman of the Board on March 14, 1999. He is a founding partner in the law firm of Lamb & Barnosky, LLP; a past President of the Suffolk County Bar Association; and a Dean of the Suffolk Academy of Law. He holds a B.A. from Tulane University, a J.D. from the University of Kentucky and an LL.M. from the University of London, England.

Gyrodyne's Board

- **Philip F. Palmedo**, age 73, was appointed to the Board of Directors in July 1996. Mr. Palmedo is Chairman of International Resources Group and former President of the Long Island Research Institute. He has shepherded numerous fledgling businesses into the financial and technological markets completing several financing and joint venture technology agreements. He has M.S. and Ph.D. degrees from M.I.T.

- **Nader G.M. Salour,** age 49**,** Born in London, England, and now a South Florida resident for over 22 years. Mr. Salour is the Principal of Cypress Realty of Florida, a land development and investment company based in Florida. As Principal, Mr. Salour recently completed overseeing the construction of a mixed use 4,000 acre project known as Julington Creek Plantation, in St. Johns County, Florida. Mr. Salour continues to be responsible for the planning and development of Abacoa, one of the largest new urbanism communities in the United States. As such, he manages the processes of design coordination, interface with municipal, regional and state regulatory agencies, economic analysis and other aspects of the development process. Abacoa is a 2050 acre mixed-use DRI located in Jupiter, Florida. Mr. Salour specializes in master planned communities with a developed expertise in taking a project from the initial zoning process through to final completion. Mr. Salour is a member of the Board of Directors of the Abacoa Partnership for Community, as well as the former President of the Abacoa Property Owner's Assembly. Formerly, Mr. Salour was the Senior Vice President at BallenIsles Country Club, overseeing the development and construction of this prestigious golf and tennis club community in Palm Beach Gardens, Florida. Mr. Salour studied at the University of Westminster, earning a bachelor degree of science in building technology. Throughout his 25-year career, Mr. Salour has supervised the planning and development of large residential and commercial construction projects on three continents.

Full Value/Bulldog's Proxy Contest

- August 2007, Phillip Goldstein's Full Value Partners/Bulldog Investors advised the Company they would be nominating three board member candidates at the 2007 annual meeting
- Recognizing Bulldog is the Company's largest shareholder and the Company's desire to avoid the cost of a proxy contest, Gyrodyne offered to Full Value/Bulldog one seat on the board
- Full Value/Bulldog rejected that offer and launched a proxy contest for the three open board seats and to revoke the Company's Rights Plan
- We believe Full Value/Bulldog is trying to gain control of our Company without paying a premium to shareholders
- We believe the Full Value/Bulldog nominees will act in their own best interest at the expense of all other Gyrodyne shareholders and are not qualified to serve on Gyrodyne's board

Full Value/Bulldog's Nominees

- Full Value/Bulldog nominees lack real estate management, investing and development experience
- Their primary expertise is running hedge funds
- Shareholders cannot be assured the three will act independently
- Shareholders should be aware that Mr. Goldstein did not act in good faith towards shareholders when he ran a proxy contest against RMR Hospitality and Real Estate Fund. He solicited proxies from other shareholders but chose not to appear at or present his proxies when it appeared that he would be defeated, effectively disenfranchising shareholders who delivered proxies to him.

Gyrodyne's Board is Committed to Serve All Shareholders

- Gyrodyne's board is committed to delivering value to all shareholders and will hold management accountable for achieving its financial objectives

- The board believes it is important to maintain a Shareholder Rights Plan to protect Gyrodyne and all of our shareholders from unfair and coercive takeover tactics, such as partial or two-tier tender offers, creeping acquisitions and other tactics employed by corporate raiders

ADDITIONAL INFORMATION

In connection with Gyrodyne Company of America, Inc.’s (“Gyrodyne”) 2007 Annual Meeting to be held on December 5, 2007, Gyrodyne filed a definitive proxy statement with the Securities and Exchange Commission ("SEC") and commenced mailing to shareholders on or about October 29, 2007.  Gyrodyne shareholders are urged to read the proxy statement carefully because it contains important information.  Investors and shareholders may obtain a free copy of the proxy statement, and other material and any other documents that may be filed by Gyrodyne with the SEC in connection with the 2007 Annual Meeting, through the SEC's web site at www.sec.gov.  Shareholders may also obtain free copies of the proxy statement and other documents filed by Gyrodyne in connection with the 2007 Annual Meeting by directing a request to our proxy solicitation firm, MacKenzie Partners, Inc., Toll-Free at (800) 322-2885 or (212) 929-5500 (call collect) or by email at proxy@mackenziepartners.com.

FORWARD-LOOKING STATEMENTS

The statements made in this Schedule 14A that are not historical facts constitute “forward-looking information” within the meaning of the Private Securities Litigation Reform Act of 1995, and Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, both as amended, which can be identified by the use of forward-looking terminology such as “may,” “will,” “anticipates,” “expects,” “projects,” “estimates,” “believes,” “seeks,” “could,” “should,” or “continue,” the negative thereof, other variations or comparable terminology.  Important factors, including certain risks and uncertainties, with respect to such forward-looking statements that could cause actual results to differ materially from those reflected in such forward-looking statements include, but are not limited to, the effect of economic and business conditions, including risks inherent in the Long Island, New York and Palm Beach County, Florida real estate markets, the ability to obtain additional capital in order to develop the existing real estate and other risks detailed from time to time in Gyrodyne’s SEC reports.

PARTICIPANTS IN THE SOLICITATION

Gyrodyne and its directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in connection with the 2007 Annual Meeting.  Information about Gyrodyne’s executive officers and directors can be found in the most recent proxy statement.